Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP
THE ORRICK BUILDING
405 HOWARD STREET
SAN FRANCISCO, CALIFORNIA 94105-2669
tel +1-415-773-5700
fax +1-415-773-5759

www.orrick.com

May 20, 2011
American Reprographics Company
1981 N. Broadway, Suite 385
Walnut Creek, California 94596
Ladies and Gentlemen:
We have acted as special New York and Washington counsel to American Reprographics Company, a Delaware corporation (the “Issuer”), and the subsidiaries of the Issuer listed on Schedule I hereto (the “Covered Guarantor”) and Schedule II hereto (each individually, a “Non-Covered Guarantor” and collectively, the “Non-Covered Guarantors”, and together with the Covered Guarantor, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to: (i) the issuance by the Issuer of up to US$200,000,000 aggregate principal amount of its 10.5% Senior Notes due 2016 (collectively, the “Senior Notes”); and (ii) the issuance by the Guarantors of guarantees (each individually, a “Senior Note Guarantee”, and collectively, the “Senior Note Guarantees”) with respect to the Senior Notes.
The Senior Notes and the Senior Note Guarantees will be issued under and pursuant to the Indenture (the “Indenture”), dated as of December 1, 2010 among the Issuer, certain guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Senior Notes are being offered in exchange for the unregistered 10.5% Senior Notes due 2016 of the Issuer.
We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors.
In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligations of the Trustee.

American Reprographics Company
May 20, 2011

We have assumed further that (i) the Issuer and each Non-Covered Guarantor is validly existing under the law of its jurisdiction of organization and has duly authorized, executed and delivered the Indenture in accordance with its organizational documents and the law of its jurisdiction of organization, (ii) the execution, delivery and performance by the Issuer of the Indenture does not and will not violate the law of its jurisdiction of organization or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States), (iii) the execution, delivery and performance by the Issuer of the Indenture does not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Issuer, (iv) the execution, delivery and performance by each Non-Covered Guarantor of the Indenture and the Senior Note Guarantee to which it is a party do not and will not violate the law of its jurisdiction of organization or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (v) the execution, delivery and performance by each Guarantor of the Indenture and the Senior Note Guarantee to which it is a party do not and will not constitute a breach or violation of any agreement or instrument that is binding upon such Guarantor.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.	The Covered Guarantor is existing under the laws of Washington.

2.	The execution and delivery by the Covered Guarantor of the Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Covered Guarantor and the Indenture has been duly executed and delivered (to the extent such delivery is governed by Washington law) by the Covered Guarantor.

3	The Senior Note Guarantee has been duly authorized by the Covered Guarantor.

4.	When the Senior Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Senior Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

5.	When (a) the Senior Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Senior Note Guarantees have been duly issued, the Senior Note Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

American Reprographics Company
May 20, 2011

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges, liquidated damages or an increase in interest rate upon delinquency in payment or the occurrence of any event of default, (iv) rights to indemnification and contribution which may be limited by applicable law or equitable principles or otherwise unenforceable against public policy, and (v) an implied covenant of good faith and fair dealing.
In rendering the opinions set forth above, we have relied on (1) the opinion of Hanson Bridgett LLP dated the date hereof with respect to matters governed by the laws of the State of California or the State of Delaware, (2) the opinion of Clark Hill PLC dated the date hereof with respect to matters governed by the laws of the State of Arizona or the State of Michigan, (3) the opinion of Schnader Harrison Segal & Lewis LLP dated the date hereof with respect to matters governed by the laws of the State of Maryland, (4) the opinion of Barnes & Thornburg LLP dated the date hereof with respect to matters governed by the laws of the State of Minnesota, and (5) the opinion of Jackson Walker LLP dated the date hereof with respect to matters governed by the laws of the State of Texas.
For the purposes of the opinion expressed in paragraph 1 above, we have relied solely on a Certificate of Existence/Authorization relating to the Company, issued by the Secretary of State of the State of Washington, dated May 17, 2011, a copy of which has been provided to you.
We do not express any opinion herein concerning any law other than the laws of the State of New York and, with respect to the opinions expressed in paragraphs 1 through 3, the laws of the State of Washington.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.
Very truly yours,
/S/ ORRICK, HERRINGTON & SUTCLIFFE LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP

Schedule I
Covered Guarantor
Olympic Reprographics, LLC — Washington

Schedule II
Non-Covered Guarantors
Dunn Blue Print Company, Inc. — Michigan
ERS Digital, Inc. — Minnesota
Leet-Melbrook, Inc. — Maryland
MBC Precision Imaging, Inc. — Maryland
McKee Enterprises, Inc. — Arizona
Ridgway’s, LLC — Texas
American Reprographics Company, L.L.C. — California
ARC Acquisition Corporation — California
BPI Repro, LLC – California
Licensing Services International, LLC — California
Mirror Plus Technologies, Inc. — California
Planwell, LLC — California
Reprographics Fort Worth, Inc. — Delaware
Reprographics Northwest, LLC – California
SubHub, Inc. — California
The Peir Group, LLC — California
The Peir Group International, LLC — California